August 7, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by U.S. GOLD CORP. under Item 4.01 of its Form 8-K dated August 3, 2018. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of U.S. GOLD CORP. contained therein.

Very truly yours,

Marcum LLP